Exhibit 99.01

414 Nicollet Mall
Feb. 6, 2025	Minneapolis, MN 55401

XCEL ENERGY
2024 YEAR END EARNINGS REPORT

•2024 GAAP earnings per share were $3.44 compared with $3.21 per share in 2023.
•2024 ongoing earnings per share were $3.50 compared with $3.35 per share in 2023.
•Xcel Energy reaffirms 2025 EPS guidance of $3.75 to $3.85 per share.

MINNEAPOLIS — Xcel Energy Inc. (NASDAQ: XEL) today reported 2024 GAAP earnings of $1.94 billion, or $3.44 per share, compared with $1.77 billion, or $3.21 per share in the same period in 2023 and ongoing earnings of $1.97 billion, or $3.50 per share, compared with $1.85 billion, or $3.35 per share in the same period in 2023. See Note 6 for reconciliation from GAAP to ongoing earnings.

The change in ongoing earnings reflect increased recovery of infrastructure investments, partially offset by higher depreciation, interest charges and O&M expenses.

“In 2024, we delivered on our earnings guidance for the 20th year in a row - one of the best track records in the industry - against a very difficult backdrop of challenges throughout the year. We significantly increased our investments in the infrastructure and technology that serves to protect and enhance the electrical systems for the benefit of our customers and communities,” said Bob Frenzel, chairman, president and CEO of Xcel Energy.

“As we look forward into 2025, we are executing on our plans to build the energy grid that is needed to meet the unprecedented increases in demand from our customers, protect against extreme weather, and deliver a compelling customer experience. We are excited for the future and to make energy work better for our customers and communities.”

At 9:00 a.m. CDT today, Xcel Energy will host a conference call to review financial results. To participate in the call, please dial in 5 to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:	1-866-580-3963
International Dial-In:	400-120-0558
Conference ID:	7903558

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s website at www.xcelenergy.com. To access the presentation, click on Investors under Company. If you are unable to participate in the live event, the call will be available for replay through Feb. 11.

Replay Numbers
US Dial-In:	1-866-583-1035
Access Code:	7903558#

Except for the historical statements contained in this report, the matters discussed herein are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements, including those relating to 2025 EPS guidance, long-term EPS and dividend growth rate objectives, future sales, future expenses, future tax rates, future operating performance, estimated base capital expenditures and financing plans, projected capital additions and forecasted annual revenue requirements with respect to rider filings, expected rate increases to customers, expectations and intentions regarding regulatory proceedings, expected pension contributions, and expected impact on our results of operations, financial condition and cash flows of interest rate changes, increased credit exposure, and legal proceeding outcomes, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2023 and subsequent filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: operational safety, including our nuclear generation facilities and other utility operations; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices and fuel costs; qualified employee workforce and third-party contractor factors; violations of our Codes of Conduct; our ability to recover costs and our subsidiaries’ ability to recover costs from customers; changes in regulation; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including recessionary conditions, inflation rates, monetary fluctuations, supply chain constraints and their impact on capital expenditures and/or the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; uncertainty regarding epidemics, the duration and magnitude of business restrictions including shutdowns (domestically and globally), the potential impact on the workforce, including shortages of employees or third-party contractors due to quarantine policies, vaccination requirements or government restrictions, impacts on the transportation of goods and the generalized impact on the economy; effects of geopolitical events, including war and acts of terrorism; cybersecurity threats and data security breaches; seasonal weather patterns; changes in environmental laws and regulations; climate change and other weather events; natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; costs of potential regulatory penalties and wildfire damages in excess of liability insurance coverage; regulatory changes and/or limitations related to the use of natural gas as an energy source; challenging labor market conditions and our ability to attract and retain a qualified workforce; and our ability to execute on our strategies or achieve expectations related to environmental, social and governance matters including as a result of evolving legal, regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon markets.

For more information, contact:

Roopesh Aggarwal, Vice President - Investor Relations	(303) 571-2855

Xcel Energy website address: www.xcelenergy.com	(612) 215-5300

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2024	2023	2024	2023
Operating revenues
Electric	$2,410	$2,695	$11,147	$11,446
Natural gas	695	719	2,230	2,645
Other	15	28	64	115
Total operating revenues	3,120	3,442	13,441	14,206

Operating expenses
Electric fuel and purchased power	925	950	3,788	4,278
Cost of natural gas sold and transported	287	372	951	1,456
Cost of sales — other	2	12	14	49
Operating and maintenance expenses	618	580	2,540	2,444
Conservation and demand side management expenses	99	71	394	286
Depreciation and amortization	702	641	2,744	2,448
Taxes (other than income taxes)	140	168	624	657
Loss on Comanche Unit 3 litigation	—	1	—	35
Workforce reduction expenses	—	72	—	72
Total operating expenses	2,773	2,867	11,055	11,725

Operating income	347	575	2,386	2,481

Other income, net	68	3	143	22
Earnings from equity method investments	—	8	19	35
Allowance for funds used during construction — equity	49	28	168	91

Interest charges and financing costs
Interest charges — includes other financing costs	319	265	1,255	1,055
Allowance for funds used during construction — debt	(22)	(15)	(73)	(51)
Total interest charges and financing costs	297	250	1,182	1,004

Income before income taxes	167	364	1,534	1,625
Income tax benefit	(297)	(45)	(402)	(146)
Net income	$464	$409	$1,936	$1,771

Weighted average common shares outstanding:
Basic	575	554	563	552
Diluted	576	554	563	552

Earnings per average common share:
Basic	$0.81	$0.74	$3.44	$3.21
Diluted	0.81	0.74	3.44	3.21

XCEL ENERGY INC. AND SUBSIDIARIES
Notes to Investor Relations Earnings Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Non-GAAP Financial Measures

The following discussion includes financial information prepared in accordance with generally accepted accounting principles (GAAP), as well as certain non-GAAP financial measures such as ongoing return on equity (ROE), ongoing earnings and ongoing diluted EPS. Generally, a non-GAAP financial measure is a measure of a company’s financial performance, financial position or cash flows that adjusts measures calculated and presented in accordance with GAAP. Xcel Energy’s management uses non-GAAP measures for financial planning and analysis, for reporting of results to the Board of Directors, in determining performance-based compensation and communicating its earnings outlook to analysts and investors. Non-GAAP financial measures are intended to supplement investors’ understanding of our performance and should not be considered alternatives for financial measures presented in accordance with GAAP. These measures are discussed in more detail below and may not be comparable to other companies’ similarly titled non-GAAP financial measures.

Ongoing ROE
Ongoing ROE is calculated by dividing the net income or loss of Xcel Energy or each subsidiary, adjusted for certain nonrecurring items, by each entity’s average stockholder’s equity. We use these non-GAAP financial measures to evaluate and provide details of earnings results.

Earnings Adjusted for Certain Items (Ongoing Earnings and Ongoing Diluted EPS)
GAAP diluted EPS reflects the potential dilution that could occur if securities or other agreements to issue common stock (i.e., common stock equivalents) were settled. The weighted average number of potentially dilutive shares outstanding used to calculate Xcel Energy Inc.’s diluted EPS is calculated using the treasury stock method. Ongoing earnings reflect adjustments to GAAP earnings (net income) for certain items. Ongoing diluted EPS for Xcel Energy is calculated by dividing net income or loss, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period. Ongoing diluted EPS for each subsidiary is calculated by dividing the net income or loss for such subsidiary, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period.

We use these non-GAAP financial measures to evaluate and provide details of Xcel Energy’s core earnings and underlying performance. For instance, to present ongoing earnings and ongoing diluted earnings per share, we may adjust the related GAAP amounts for certain items that are non-recurring in nature. We believe these measurements are useful to investors to evaluate the actual and projected financial performance and contribution of our subsidiaries. These non-GAAP financial measures should not be considered as an alternative to measures calculated and reported in accordance with GAAP.

Note 1. Earnings Per Share Summary

Xcel Energy’s 2024 GAAP earnings were $3.44 per share compared to $3.21 per share in 2023 and ongoing earnings were $3.50 per share in 2024, compared with $3.35 per share in 2023. The change in earnings per share was driven by increased recovery of infrastructure investments, partially offset by higher depreciation, interest charges and O&M expenses. Fluctuations in electric and natural gas revenues associated with changes in fuel and purchased power and/or natural gas sold and transported generally do not significantly impact earnings (changes in costs are offset by the related variation in revenues). See Note 6 for reconciliation of GAAP earnings to ongoing earnings.

Summarized diluted EPS for Xcel Energy:

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
Diluted Earnings (Loss) Per Share	2024	2023	2024	2023
NSP-Minnesota	$0.35	$0.33	$1.41	$1.28
PSCo	0.33	0.29	1.39	1.26
SPS	0.12	0.15	0.70	0.70
NSP-Wisconsin	0.05	0.06	0.24	0.25
Earnings from equity method investments — WYCO	0.01	0.01	0.03	0.04
Regulated utility (a)	0.85	0.84	3.76	3.52
Xcel Energy Inc. and Other	(0.05)	(0.10)	(0.33)	(0.31)
GAAP diluted EPS (a)	$0.81	$0.74	$3.44	$3.21
Loss on Comanche Unit 3 litigation (See Note 6)	—	—	—	0.05
Workforce reduction expenses (See Note 6)	—	0.09	—	0.09
Sherco Unit 3 2011 outage refunds (See Note 6)	—	—	0.06	—
Ongoing diluted EPS (a)	$0.81	$0.83	$3.50	$3.35
(a)Amounts may not add due to rounding.

NSP-Minnesota — GAAP earnings increased $0.13 per share and ongoing earnings increased $0.15 per share for 2024 compared to 2023. Ongoing earnings increased due to higher recovery of electric and natural gas infrastructure investments, partially offset by increased depreciation and interest charges. See Note 6 for reconciliation from GAAP to ongoing earnings.

PSCo — GAAP earnings increased $0.13 per share and ongoing earnings increased $0.06 per share for 2024. Higher ongoing earnings primarily reflects higher recovery of electric and natural gas infrastructure investments, which was partially offset by increased depreciation, O&M and interest charges. See Note 6 for reconciliation from GAAP to ongoing earnings.

SPS — GAAP earnings were flat and ongoing earnings decreased $0.01 per share for 2024. Ongoing earnings were impacted by increased depreciation, O&M and interest charges, largely offset by regulatory rate outcomes and sales growth. See Note 6 for reconciliation from GAAP to ongoing earnings.

NSP-Wisconsin — GAAP and ongoing earnings decreased $0.01 per share for 2024. The decrease in ongoing earnings was primarily a result of higher depreciation.

Xcel Energy Inc. and Other — Primarily includes financing costs and interest income at the holding company and earnings from investment funds, which are accounted for as equity method investments. The decline in earnings for 2024 is largely due to higher debt levels and increased interest rates, partially offset by a gain on debt repurchases.

Components significantly contributing to changes in 2024 EPS compared with 2023:

Diluted Earnings (Loss) Per Share	Three Months Ended Dec. 31	Twelve Months Ended Dec. 31
GAAP diluted EPS — 2023	$0.74	$3.21

Components of change — 2024 vs. 2023
Electric regulatory rate outcomes and riders	0.08	0.73
Higher other income, net	0.09	0.16
Natural gas regulatory rate outcomes and riders	0.07	0.14
Workforce reduction expenses (See Note 6)	0.09	0.09
Loss on Comanche Unit 3 litigation (See Note 6)	—	0.05
Higher depreciation and amortization	(0.08)	(0.40)
Interest charges, net of AFUDC - debt	(0.06)	(0.24)
Higher O&M expenses	(0.05)	(0.13)
Sherco Unit 3 2011 outage refunds (See Note 6)	—	(0.06)
Other, net	(0.07)	(0.11)
GAAP diluted EPS — 2024	$0.81	$3.44
Sherco Unit 3 2011 outage refunds (See Note 6)	—	0.06
Ongoing diluted EPS — 2024	$0.81	$3.50

ROE for Xcel Energy and its utility subsidiaries:

2024	NSP-Minnesota	PSCo	SPS	NSP-Wisconsin	Operating Companies	Xcel Energy
GAAP ROE	9.07%	7.63%	9.57%	8.98%	8.55%	10.42%
Ongoing ROE	9.46%	7.63%	9.57%	8.98%	8.69%	10.61%

2023	NSP-Minnesota	PSCo	SPS	NSP-Wisconsin	Operating Companies	Xcel Energy
GAAP ROE	8.82%	7.32%	9.80%	10.38%	8.45%	10.33%
Ongoing ROE	9.11%	7.77%	9.98%	10.67%	8.79%	10.79%

Note 2. Regulated Utility Results

Estimated Impact of Temperature Changes on Regulated Earnings — Unusually hot summers or cold winters increase electric and natural gas sales, while mild weather reduces electric and natural gas sales. The estimated impact of weather on earnings is based on the number of customers, temperature variances, the amount of natural gas or electricity historically used per degree of temperature and excludes any incremental related operating expenses that could result due to storm activity or vegetation management requirements. As a result, weather deviations from normal levels can affect Xcel Energy’s financial performance. However, electric sales true-up and gas decoupling mechanisms in Minnesota predominately mitigate the positive and adverse impacts of weather in that jurisdiction.

Normal weather conditions are defined as either the 10, 20 or 30-year average of actual historical weather conditions. The historical period of time used in the calculation of normal weather differs by jurisdiction, based on regulatory practice. To calculate the impact of weather on demand, a demand factor is applied to the weather impact on sales. Extreme weather variations, windchill and cloud cover may not be reflected in weather-normalized estimates.

Weather — Estimated impact of temperature variations on EPS compared with normal weather conditions:

	Three Months Ended Dec. 31			Twelve Months Ended Dec. 31
	2024 vs. Normal	2023 vs. Normal	2024 vs. 2023	2024 vs. Normal	2023 vs. Normal	2024 vs. 2023
Retail electric	$(0.022)	$(0.022)	$—	$(0.008)	$0.013	$(0.021)
Decoupling and sales true-up	0.007	0.008	(0.001)	0.047	(0.007)	0.054
Electric total	(0.015)	(0.014)	(0.001)	0.039	0.006	0.033
Firm natural gas	(0.030)	(0.034)	0.004	(0.070)	(0.010)	(0.060)
Decoupling	0.009	0.012	(0.003)	0.027	0.013	0.014
Gas total	(0.021)	(0.022)	0.001	(0.043)	0.003	(0.046)
Total	$(0.036)	$(0.036)	$—	$(0.004)	$0.009	$(0.013)

Sales — Sales growth (decline) for actual and weather-normalized sales in 2024 compared to 2023:

	Three Months Ended Dec. 31
	NSP-Minnesota	PSCo	SPS	NSP-Wisconsin	Xcel Energy
Actual
Electric residential	3.2%	3.1%	(2.2)%	0.8%	2.2%
Electric C&I	0.6	(0.9)	13.4	(1.9)	3.9
Total retail electric sales	1.4	0.5	10.9	(1.2)	3.4
Firm natural gas sales	2.9	(2.9)	N/A	1.6	(0.9)

	Three Months Ended Dec. 31
	NSP-Minnesota	PSCo	SPS	NSP-Wisconsin	Xcel Energy
Weather-normalized
Electric residential	2.0%	3.4%	(1.4)%	(0.3)%	1.9%
Electric C&I	0.6	(1.0)	13.4	(1.6)	3.9
Total retail electric sales	1.0	0.6	10.9	(1.2)	3.3
Firm natural gas sales	(4.1)	(1.5)	N/A	(3.0)	(2.4)

	Twelve Months Ended Dec. 31
	NSP-Minnesota	PSCo	SPS	NSP-Wisconsin	Xcel Energy
Actual
Electric residential	(4.1)%	3.9%	0.7%	(3.5)%	(0.4)%
Electric C&I	(2.6)	—	9.3	(1.9)	1.7
Total retail electric sales	(3.1)	1.3	7.8	(2.4)	1.1
Firm natural gas sales	(8.0)	(6.9)	N/A	(7.5)	(7.2)

	Twelve Months Ended Dec. 31
	NSP-Minnesota	PSCo	SPS	NSP-Wisconsin	Xcel Energy
Weather-normalized
Electric residential	0.2%	0.9%	(1.2)%	(1.5)%	0.2%
Electric C&I	(1.7)	(1.1)	9.3	(1.6)	1.7
Total retail electric sales	(1.1)	(0.4)	7.4	(1.5)	1.3
Firm natural gas sales	(1.1)	0.6	N/A	(2.5)	(0.2)

	Twelve Months Ended Dec. 31 (2024 Leap Year Adjusted)
	NSP-Minnesota	PSCo	SPS	NSP-Wisconsin	Xcel Energy
Weather-normalized
Electric residential	(0.1)%	0.7%	(1.5)%	(1.8)%	(0.1)%
Electric C&I	(2.0)	(1.4)	9.0	(1.8)	1.5
Total retail electric sales	(1.4)	(0.7)	7.1	(1.8)	1.0
Firm natural gas sales	(1.7)	0.0	N/A	(3.1)	(0.7)

Annual weather-normalized and leap-year adjusted electric sales growth (decline)
•NSP-Minnesota — Residential sales declined due to a 1.5% decrease in use per customer, partially offset by a 1.4% increase in customers. The decline in C&I sales was due to lower use per customer, particularly in the manufacturing sector.
•PSCo — Residential sales increased due to a 1.4% increase in customers, partially offset by a 0.7% decrease in use per customer. The decline in C&I sales was attributable to decreased use per customer, particularly in the wholesale trade and mining.
•SPS — Residential sales declined due to a 2.2% decrease in use per customer partially offset by a 0.7% increase in customers. C&I sales increased due to higher use per customer, primarily driven by the energy sector and cryptocurrency mining.
•NSP-Wisconsin — Residential sales declined due to a 2.7% decrease in use per customer, offset by a 1.0% increase in customers. The C&I sales decline was associated with lower use per customer, experienced particularly in the professional services and manufacturing sectors.

Annual weather-normalized and leap year adjusted natural gas sales growth (decline)
•Natural gas sales reflect 1.7% residential use per customer and 1.4% C&I use per customer decreases. Partially offsetting these were increased residential and C&I customers in all jurisdictions.

Electric Revenues — Electric revenues are impacted by fluctuations in the price of natural gas, coal and uranium, regulatory outcomes, market prices and seasonality. In addition, electric customers receive a credit for PTCs generated (wind, nuclear, and solar), which reduce electric revenue and income taxes.

(Millions of Dollars)	Three Months Ended Dec. 31, 2024 vs. 2023	Twelve Months Ended Dec. 31, 2024 vs. 2023
Recovery of lower cost of electric fuel and purchase power	$(61)	$(479)
PTCs flowed back to customers (offset by lower ETR)	(266)	(302)
Wholesale generation revenues	(19)	(96)
Sherco Unit 3 2011 outage refunds (See Note 6)	(1)	(47)
Regulatory rate outcomes (MN, CO, TX, and NM)	2	372
Non-fuel riders	56	169
Conservation and demand side management (offset in expense)	20	102
Estimated impact of weather (net of sales true-up)	(1)	24
Other, net	(15)	(42)
Total decrease	$(285)	$(299)

Natural Gas Revenues — Natural gas revenues vary with changing sales, the cost of natural gas and regulatory outcomes.

(Millions of Dollars)	Three Months Ended Dec. 31, 2024 vs. 2023	Twelve Months Ended Dec. 31, 2024 vs. 2023
Recovery of lower cost of natural gas	$(78)	$(496)
Estimated impact of weather (net of decoupling)	1	(35)
Retail sales decline (net of decoupling)	(11)	(1)
Regulatory rate outcomes (MN, WI, CO, and ND)	50	91
Infrastructure and integrity riders	2	8
Other, net	12	18
Total decrease	$(24)	$(415)

Electric Fuel and Purchased Power — Expenses incurred for electric fuel and purchased power are impacted by fluctuations in market prices of natural gas, coal and uranium, as well as seasonality. These incurred expenses are generally recovered through various regulatory recovery mechanisms. As a result, changes in these expenses are largely offset in operating revenues and have minimal earnings impact.

Electric fuel and purchased power expenses decreased $490 million in 2024. The decrease is primarily due to timing of fuel recovery mechanisms and lower commodity prices, partially offset by increased volumes.

Cost of Natural Gas Sold and Transported — Expenses incurred for the cost of natural gas sold are impacted by market prices and seasonality. These costs are generally recovered through various regulatory recovery mechanisms. As a result, changes in these expenses are largely offset in operating revenues and have minimal earnings impact.

Natural gas sold and transported decreased $505 million in 2024. The decrease is primarily due to lower commodity prices and volumes.

O&M Expenses — O&M expenses increased $96 million in 2024 primarily due to operational activities, including generation maintenance, storm response, wildfire mitigation costs and damage prevention. The impact of prior year regulatory deferrals also contributed to increased O&M expenses, partially offset by lower labor and benefit costs and lower bad debt expenses.

Depreciation and Amortization — Depreciation and amortization increased $296 million for the year, primarily related to system expansion, partially offset by the impacts of various rate cases, including recognition of previously deferred costs as well as wind and nuclear life extensions.

Other Income — Other income increased $121 million for the year, primarily related to interest earned on significant cash balances throughout the year and a gain on debt repurchases, which helped to offset increased spending in our electric and natural gas operations to reduce risk, including wildfire mitigation.

Interest Charges — Interest charges increased $200 million in 2024. The increase was largely due to higher long-term debt levels to fund capital investments and higher interest rates.

AFUDC, Equity and Debt — AFUDC increased $99 million in 2024. This increase was largely due to increased investment in renewable and transmission projects.

Income Taxes — Effective income tax rate:

	Three Months Ended Dec. 31			Twelve Months Ended Dec. 31
	2024	2023	2024 vs 2023	2024	2023	2024 vs 2023
Federal statutory rate	21.0%	21.0%	—%	21.0%	21.0%	—%
State tax (net of federal tax effect)	4.4	4.8	(0.4)	4.8	4.9	(0.1)
Increases (decreases):
PTCs (a)	(183.3)	(30.4)	(152.9)	(43.2)	(28.1)	(15.1)
Plant regulatory differences (b)	(19.3)	(5.8)	(13.5)	(7.3)	(5.6)	(1.7)
Other tax credits, NOL allowances (net) and tax credit allowances	(2.6)	(1.1)	(1.5)	(1.3)	(1.3)	—
Other (net)	2.0	(0.9)	2.9	(0.2)	0.1	(0.3)
Effective income tax rate	(177.8)%	(12.4)%	(165.4)%	(26.2)%	(9.0)%	(17.2)%
(a)Wind, Solar and Nuclear PTCs (net of transfer discounts) are generally credited to customers (reduction to revenue) and do not materially impact earnings. Nuclear PTCs, newly available in 2024, resulted in benefits of 103.9% and 11.3% to the effective tax rate for the quarter and year ended Dec. 31, 2024, respectively.
(b)Plant regulatory differences primarily relate to the credit of excess deferred taxes to customers. Income tax benefits associated with the credit are offset by corresponding revenue reductions.

Note 3. Capital Structure, Liquidity, Financing and Credit Ratings

Xcel Energy’s capital structure:

(Millions of Dollars)	Dec. 31, 2024	Percentage of Total Capitalization	Dec. 31, 2023	Percentage of Total Capitalization
Current portion of long-term debt	$1,103	2%	$552	1%
Short-term debt	695	2	785	2
Long-term debt	27,316	56	24,913	57
Total debt	29,114	60	26,250	60
Common equity	19,522	40	17,616	40
Total capitalization	$48,636	100%	$43,866	100%

Liquidity — As of Feb. 3, 2025, Xcel Energy Inc. and its utility subsidiaries had the following committed credit facilities available to meet liquidity needs:

(Millions of Dollars)	Credit Facility (a)	Drawn (b)	Available	Cash	Liquidity
Xcel Energy Inc.	$1,500	$575	$925	$19	$944
PSCo	700	196	504	24	528
NSP-Minnesota	700	363	337	6	343
SPS	500	261	239	9	248
NSP-Wisconsin	150	—	150	15	165
Total	$3,550	$1,395	$2,155	$73	$2,228
(a)Expires Sept. 2027.
(b)Includes outstanding commercial paper and letters of credit.
Credit Ratings — Access to the capital markets at reasonable terms is partially dependent on credit ratings. The following ratings reflect the views of Moody’s, S&P Global Ratings, and Fitch. The highest credit rating for debt is Aaa/AAA and the lowest investment grade rating is Baa3/BBB-. The highest rating for commercial paper is P-1/A-1/F-1 and the lowest rating is P-3/A-3/F-3. A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the credit rating agency and each rating should be evaluated independently of any other rating.

Credit ratings assigned to Xcel Energy Inc. and its utility subsidiaries as of Feb. 3, 2025:

		Moody’s		S&P Global Ratings		Fitch
Company	Credit Type	Rating	Outlook	Rating	Outlook	Rating	Outlook
Xcel Energy Inc.	Unsecured	Baa1	Stable	BBB	Negative	BBB+	Negative
NSP-Minnesota	Secured	Aa3	Stable	A	Negative	A+	Stable
NSP-Wisconsin	Secured	A1	Stable	A	Negative	A+	Stable
PSCo	Secured	A1	Stable	A	Negative	A+	Stable
SPS	Secured	A3	Stable	A-	Negative	A-	Stable
Xcel Energy Inc.	Commercial paper	P-2		A-2		F2
NSP-Minnesota	Commercial paper	P-1		A-2		F2
NSP-Wisconsin	Commercial paper	P-1		A-2		F2
PSCo	Commercial paper	P-2		A-2		F2
SPS	Commercial paper	P-2		A-2		F2
Capital Expenditures — Base capital expenditures for Xcel Energy for 2025 through 2029:

	Base Capital Forecast (Millions of Dollars)
By Regulated Utility	2025	2026	2027	2028	2029	Total
PSCo	$5,820	$5,190	$3,940	$3,780	$3,550	$22,280
NSP-Minnesota	3,240	2,500	2,830	2,080	2,570	13,220
SPS	1,400	1,540	1,280	1,040	1,040	6,300
NSP-Wisconsin	640	650	690	660	670	3,310
Other (a)	(100)	(40)	10	10	10	(110)
Total base capital expenditures	$11,000	$9,840	$8,750	$7,570	$7,840	$45,000
(a)Other category includes intercompany transfers for safe harbor wind turbines.

	Base Capital Forecast (Millions of Dollars)
By Function	2025	2026	2027	2028	2029	Total
Electric distribution	$2,570	$3,000	$3,400	$3,320	$3,540	15,830
Electric transmission	2,260	2,860	2,740	2,390	2,310	12,560
Renewables	3,360	1,400	260	—	—	5,020
Electric generation	1,210	1,150	910	580	620	4,470
Natural gas	800	680	690	630	620	3,420
Other	800	750	750	650	750	3,700
Total base capital expenditures	$11,000	$9,840	$8,750	$7,570	$7,840	$45,000

The base plan does not include any potential incremental generation or transmission assets that are pending commission approval through a request for proposal (RFP), a resource plan, or from additional data center load, which could result in additional capital expenditures of $10 billion or greater. Xcel Energy generally expects to fund additional capital investment with approximately 40% equity and 60% debt.

Xcel Energy’s capital expenditure forecast is subject to continuing review and modification. Actual capital expenditures may vary from estimates due to changes in electric and natural gas projected load growth, safety and reliability needs, regulatory decisions, legislative initiatives, tax policy, reserve requirements, availability of purchased power, alternative plans for meeting long-term energy needs, environmental initiatives and regulation, and merger, acquisition and divestiture opportunities.

Financing for Capital Expenditures through 2029 — Xcel Energy issues debt and equity securities to refinance retiring debt maturities, reduce short-term debt, fund capital programs, infuse equity in subsidiaries, fund asset acquisitions and for general corporate purposes. Current estimated financing plans of Xcel Energy for 2025-2029 (includes the impact of tax credit transferability)

(Millions of Dollars)
Funding Capital Expenditures
Cash from operations (a)	$25,320
New debt (b)	15,180
Equity through the Dividend Reinvestment and Stock Purchase Program and benefit program	500
Other equity	4,000
Base capital expenditures 2025-2029	$45,000

Maturing debt	$3,730
(a)Net of dividends and pension funding.
(b)Reflects a combination of short and long-term debt; net of refinancing.

2024 Financing Activity — During 2024, Xcel Energy and its utility subsidiaries issued the following long-term debt:

Issuer	Security	Amount (Millions of Dollars)	Tenor	Coupon
Xcel Energy Inc.	Unsecured Senior Notes	$800	10 Year	5.50%
PSCo	First Mortgage Bonds	1,200	10 Year & 30 Year	5.35 & 5.75
NSP-Minnesota	First Mortgage Bonds	700	30 Year	5.40
NSP-Wisconsin	First Mortgage Bonds	400	30 Year	5.65
SPS	First Mortgage Bonds	600	30 Year	6.00

Xcel Energy issued approximately $1.1 billion of equity through its at-the-market program in 2024. In November 2024, Xcel Energy Inc. entered into forward sale agreements for up to 21.1 million shares of Xcel Energy common stock. The cash proceeds at settlement are expected to be approximately $1.36 billion.

2025 Planned Financing Activities — During 2025, Xcel Energy Inc. and its utility subsidiaries anticipate the following long-term debt issuances:

Issuer	Security	Amount (Millions of Dollars)	Expected Tenor	Anticipated Timing
Xcel Energy Inc.	Senior Unsecured Notes	$1,000	10 Year	First Quarter
PSCo	First Mortgage Bonds	2,000	10 Year & 30 Year	Second & Third Quarter
NSP-Minnesota	First Mortgage Bonds	1,100	10 Year & 30 Year	First & Third Quarter
SPS	First Mortgage Bonds	450	30 Year	Second Quarter
NSP-Wisconsin	First Mortgage Bonds	250	30 Year	Second Quarter
Financing plans are subject to change, depending on capital expenditures, regulatory outcomes, internal cash generation, market conditions, changes in tax policies and other factors.

Note 4. Rates, Regulation and Other
NSP-Minnesota — 2024 Electric Rate Case — In November 2024, NSP-Minnesota filed an electric rate case in Minnesota, seeking a total revenue increase of $491 million (13.2%) over two years, based on an ROE of 10.3%, a 52.5% equity ratio and rate base of $13.2 billion in 2025 and $14 billion in 2026. NSP-Minnesota also requested interim rates of $224 million for 2025. In December 2024, the MPUC reduced the interim rate request for wildfire mitigation costs (as these costs were deemed as new costs not previously approved in a rate case) and approved interim rates of $192 million, effective January 1, 2025. A decision is expected in 2026.

NSP-Minnesota — 2024 North Dakota Electric Rate Case — In December 2024, NSP-Minnesota filed a request with the North Dakota Public Service Commission (NDPSC) for an annual electric rate increase of approximately $45 million, or 19.3% over current rates established in 2021. The filing is based on a 2025 forecast test year and includes a requested return on equity of 10.3%, rate base of approximately $817 million and an equity ratio of 52.50%. In January 2025, NDPSC approved interim rates, subject to refund, of approximately $27 million (implemented on Feb. 1, 2025).

NSP-Minnesota — 2024 Minnesota Natural Gas Rate Case — In November 2023, NSP-Minnesota filed a request with the Minnesota Public Utilities Commission (MPUC) for a natural gas rate increase of approximately $59 million, or 9.6%. The request was based on a ROE of 10.2%, a 52.5% equity ratio and a 2024 forward test year with rate base of approximately $1.27 billion. In December 2023, the MPUC approved NSP-Minnesota’s request for interim rates, subject to refund, of approximately $51 million (implemented on Jan. 1, 2024).

In June 2024, NSP-Minnesota and various parties filed an uncontested settlement, which includes the following terms:
•Natural gas rate increase of $46 million, or 7.5%.
•ROE of 9.6%.
•Equity ratio of 52.5%.
•Rate base of $1.25 billion.
•No change to Commission approved decoupling.

In October 2024, an ALJ recommended the MPUC approve the rate case settlement. A MPUC decision and order is expected in the first quarter of 2025.

NSP-Minnesota — North Dakota Natural Gas Rate Case — In December 2023, NSP-Minnesota filed a request with the NDPSC seeking an increase in natural gas rates of $8.5 million (9.4%), based on a ROE of 10.20%, an equity ratio of 52.5%, 2024 test year and rate base of $168 million.

In November 2024, the NDPSC approved a settlement, reflecting a natural gas rate increase of $7.2 million (8.0%), based on a ROE of 9.9% and an equity ratio of 52.5%. Rates were implemented on Jan. 1, 2025.

NSP-Minnesota — Minnesota 2023 Fuel Clause Adjustment — In March 2024, NSP-Minnesota filed its annual fuel clause adjustment true-up petition to the MPUC.

In 2024, the DOC recommended customer refunds for 2023 replacement power costs incurred during an outage at the Prairie Island generating station (October 2023 through February 2024). NSP-Minnesota estimates that customer refunds would be approximately $22 million if the DOC recommendations are applied to both 2023 and 2024.

In September 2024, the MPUC ruled NSP-Minnesota was imprudent in the operation of the Prairie Island nuclear plant based on an incident that resulted in the extended outage. The MPUC did not quantify the refund and referred the determination of the refund amount to the Office of Administrative Hearings. NSP-Minnesota has recorded an estimated liability for a customer refund.

The procedural schedule is as follows:
•Xcel Energy testimony: May 1, 2025
•Intervenor direct testimony: July 2, 2025
•Rebuttal testimony: August 13, 2025
•ALJ Report: March 16, 2026

NSP-Minnesota — 2024 Minnesota Resource Plan Settlement — In February 2024, NSP filed its Upper Midwest Resource Plan with the MPUC. In October 2024, NSP-Minnesota filed a settlement with several parties reaching agreement on the resource plan, as well as the proposed projects to be approved in the pending 800 MW firm dispatchable resource acquisition.

NSP-Minnesota anticipates a MPUC decision in the first quarter of 2025 and will file a related RFP for remaining resource needs upon approval. The settlement included the following key items:
•The selection of the company-owned 420 MW Lyon County combustion turbine.
•The selection of the company-owned 300 MW 4-hour Sherco battery energy storage system.
•Multiple PPAs to proceed to the negotiation stage.
•The addition of 3,200 MW of wind, 400 MW of solar and 600 MW of stand-alone storage to be added through 2030 based on an RFP process. Approximately 2,800 MW of wind resources are projected to utilize the Minnesota Energy Connection transmission line.
•Planned life extensions of the Prairie Island and Monticello nuclear plants through the early 2050s.

NSP-Wisconsin — Wisconsin 2025 Stay-Out Proposal — In June 2024, NSP-Wisconsin filed a 2025 stay-out proposal with the Public Service Commission of Wisconsin (PSCW). In December 2024, the PSCW approved NSP-Wisconsin’s filing, which offsets $27 million in electric deficiencies and $3 million in natural gas deficiencies by amortizing Inflation Reduction Act (IRA) deferrals, stopping a deferral related to IRA benefits ordered in a previous rate case, and deferring revenue requirement impacts of two natural gas capital projects.

PSCo — Colorado Natural Gas Rate Case — In January 2024, PSCo, filed a request with the Colorado Public Utilities Commission (CPUC) seeking an increase to retail natural gas rates of $171 million (9.5%). The request was based on a 10.25% ROE, an equity ratio of 55%, a 2023 test year and a $4.2 billion year-end rate base.

In October 2024, the CPUC issued an order including the following key decisions:
•Use of a historic 2023 test year, with a 13-month average rate base.
•Weighted-average cost of capital of 7.0%, based on an ROE range of 9.2%-9.5% and an equity ratio range of 52%-55%.
•Acceleration of $15 million per year of depreciation expense (incremental to PSCo’s original rate request), to be held in an external trust for future decommissioning costs.
•Modifications to recoverability of certain operating expenses.
•Denial of PSCo’s decoupling proposal.

PSCo placed new rates into effect in November, with an annual revenue increase of approximately $125 million, inclusive of $15 million of accelerated depreciation.

PSCo — 2024 Colorado Electric Resource Plan — In October 2024, PSCo filed its electric resource plan, known as the Just Transition Solicitation, with the CPUC. The filing reflects the expected growth on the system, the generation resources needed to meet the projected growth and the future evaluation of competitive bids for new generation resources.
•The plan reflects a base sales forecast with 7% compound annual sales growth through 2031.
•The plan also presents a low sales forecast with a 3% compound annual sales growth through 2031.
•The resource plan includes forecasted need of 5-14 GW of new generation capacity through 2031, including renewables and firm dispatchable resources to meet the two different scenarios. The acquisitions of generation resources will be determined through a competitive solicitation after the CPUC determines the portfolio. The table below summarizes two of the proposed portfolios based on the different sales scenarios:

(Megawatts)	Base Plan	Low Load
Wind	7,250	2,800
Solar	3,077	1,200
Natural gas combustion turbine	1,575	1,400
Storage (long duration)	1,600	—
Other storage	450	—
Total	13,952	5,400
The procedural schedule is as follows:
•Answer testimony: April 18, 2025
•Rebuttal testimony: May 23, 2025
•Settlement deadline: June 2, 2025
•Hearing: June 10-20, 2025
•Statements of position: July 14, 2025

A CPUC decision on the resource plan is expected by the fall of 2025 (Phase I) with the competitive solicitation for resource additions expected in early 2026.

PSCo — Wildfire Mitigation Plan — In June 2024, PSCo filed an Updated Wildfire Mitigation Plan (the WMP) and request for recovery of costs covering the years 2025 to 2027 with the CPUC. The estimated total cost for this plan is approximately $1.9 billion. A CPUC decision is expected in the third quarter of 2025.

The WMP integrates industry experience; incorporates evolving risk assessment methodologies; adds new technology; and expands the scope, pace and scale of our work to reduce wildfire risk in a comprehensive and efficient manner under four core programs that include the following:
•Situational awareness – Meteorology, area risk mapping and modeling, artificial intelligence cameras and continuous monitoring.
•Operational mitigations – Enhanced powerline safety settings and public safety power shutoffs (PSPS).
•System resiliency – Asset assessment and remediations, pole replacements, line rebuilds, targeted undergrounding and vegetation management.
•Customer support – Coordination and real-time data sharing with customers and other stakeholders and PSPS resiliency rebates.

The procedural schedule is as follows:
•Answer testimony: Feb. 14, 2025
•Rebuttal testimony: March 21, 2025
•Settlement deadline: April 11, 2025
•Hearing: May 5-15, 2025
•Decision deadline: Aug. 28, 2025

PSCo — Excess Liability Insurance Deferral — In August 2024, PSCo filed a request with the CPUC to establish a tracker to defer differences in excess liability insurance premiums after the October 2024 policy renewal (reflecting significantly rising premiums of approximately $40 million, largely associated with wildfire risks throughout the United States) and amounts currently recovered. In January 2025, the CPUC approved a one-year deferral aligned with the current insurance policy year. Cost recovery for incremental insurance premiums will be reviewed in a future rate case.

SPS — New Mexico Resource Plan (IRP) — In October 2023, SPS filed its IRP with the New Mexico Public Regulation Commission (NMPRC), which supports projected load growth and increasing reliability requirements, and secures replacement energy and capacity for retiring resources. SPS’ projected resource needs ranging from approximately 5,300 MW to 10,200 MW by 2030. In February 2024, the NMPRC accepted the IRP.

In July 2024, SPS issued a RFP, seeking approximately 3,200 MW of accredited generation capacity by 2030. The total capacity to be added to the system is expected to align with the range identified in the SPS IRP, depending on the types of resources proposed in the RFP and their accredited capacity factors.

The RFP portfolio selection is expected in May 2025. SPS is expected to file for a certificate of need for the recommended portfolio in the summer of 2025. The Public Utility Commission of Texas (PUCT) and NMPRC are expected to rule on the portfolio in 2026.

SPS — System Resiliency Plan — In December 2024, SPS filed its Texas System Resiliency Plan (SRP) with the PUCT. Consistent with PUCT requirements, SPS’ proposed plan discusses resiliency-related risks and the five measures that have been designed to help SPS prevent, withstand, mitigate or more promptly recover from resiliency events, including wildfire.

The SRP includes the following measures:
•Distribution overhead hardening — Replacing and reinforcing key components of the distribution overhead system.
•Distribution system protection modernization — Installing enhanced reclosers, communications equipment and replacing substation relay panels and breakers.
•Communication modernization — Building out a private LTE network, installing fiber optic cable and adding remote terminal units.
•Operational flexibility — Procuring mobile substation equipment and installing additional switching devices.
•Wildfire mitigation — Weather stations, modeling, deploying artificial intelligence and vegetation management.

The plan covers 2025-2028 and includes the following total spend:

(Millions of Dollars)	Capital	O&M	Total
Distribution overhead hardening	$253	$—	$253
Distribution system protection modernization	92	—	92
Communication modernization	112	—	112
Operational flexibility	44	—	44
Wildfire mitigation	20	17	37
Total	$521	$17	$538
A procedural schedule is expected in the first quarter of 2025 and a PUCT decision is expected in the summer of 2025.

Note 5. Wildfire Litigation

2024 Smokehouse Creek Fire Complex — On February 26, 2024, multiple wildfires began in the Texas Panhandle, including the Smokehouse Creek Fire and the 687 Reamer Fire, which burned into the perimeter of the Smokehouse Creek Fire (together, referred to herein as the “Smokehouse Creek Fire Complex”). The Texas A&M Forest Service issued incident reports that determined that the Smokehouse Creek Fire and the 687 Reamer Fire were caused by power lines owned by SPS after wooden poles near each fire origin failed. According to the Texas A&M Forest Service’s Incident Viewer and news reports, the Smokehouse Creek Fire Complex burned approximately 1,055,000 acres.

SPS is aware of approximately 25 complaints, most of which have also named Xcel Energy Services Inc. as an additional defendant, relating to the Smokehouse Creek Fire Complex. The complaints generally allege that SPS’ equipment ignited the Smokehouse Creek Fire Complex and seek compensation for losses resulting from the fire, asserting various causes of action under Texas law. In addition to seeking compensatory damages, certain of the complaints also seek exemplary damages. SPS has also received approximately 199 claims for losses related to the Smokehouse Creek Fire Complex through its claims process and has reached final settlements on 113 of those claims as of the date of this filing. In addition to filed complaints and claims made through SPS’ claims process, SPS has also received information from attorneys for claims related to the Smokehouse Creek Fire Complex which have not been submitted through the claims process and have also not been filed as lawsuits, and has reached settlement of a portion of those claims. SPS anticipates additional complaints and demands will be made. As of December 2024, SPS has settled claims related to both of the fatalities believed to be associated with the Smokehouse Creek Fire Complex.

Texas law does not apply strict liability in determining an electric utility company’s liability for fire-related damages. For negligence claims under Texas law, a public utility has a duty to exercise ordinary and reasonable care.

Potential liabilities related to the Smokehouse Creek Fire Complex depend on various factors, including the cause of the equipment failure and the extent and magnitude of potential damages, including damages to residential and commercial structures, personal property, vegetation, livestock and livestock feed (including replacement feed), personal injuries and any other damages, penalties, fines or restitution that may be imposed by courts or other governmental entities if SPS is found to have been negligent.

Based on the current state of the law and the facts and circumstances available as of the date of this filing, Xcel Energy believes it is probable that it will incur a loss in connection with the Smokehouse Creek Fire Complex and accordingly has recorded a total of $215 million of estimated losses for the matter (before available insurance). Settlements reached as of the date of this filing total $73 million of expected loss payments, of which $35 million were paid in 2024, resulting in a remaining estimated liability of $180 million presented in other current liabilities as of Dec. 31, 2024.

The cumulative estimated probable losses of $215 million for complaints and claims in connection with the Smokehouse Creek Fire Complex (before available insurance) corresponds to the lower end of the range of Xcel Energy’s reasonably estimable range of losses, and is subject to change based on additional information. This $215 million estimate does not include, among other things, amounts for (i) potential penalties or fines that may be imposed by governmental entities on Xcel Energy, (ii) exemplary or punitive damages, (iii) compensation claims by federal, state, county and local government entities or agencies, (iv) compensation claims for damage to trees, railroad lines, or oil and gas equipment, or (v) other amounts that are not reasonably estimable.

Xcel Energy remains unable to reasonably estimate any additional loss or the upper end of the range because there are a number of unknown facts and legal considerations that may impact the amount of any potential liability. In the event that SPS or Xcel Energy Services Inc. was found liable related to the litigation related to the Smokehouse Creek Fire Complex and was required to pay damages, such amounts could exceed our insurance coverage of approximately $500 million for the annual policy period and could have a material adverse effect on our financial condition, results of operations or cash flows.

The process for estimating losses associated with potential claims related to the Smokehouse Creek Fire Complex requires management to exercise significant judgment based on a number of assumptions and subjective factors, including the factors identified above and estimates based on currently available information and prior experience with wildfires. As more information becomes available, management estimates and assumptions regarding the potential financial impact of the Smokehouse Creek Fire Complex may change.

SPS records insurance recoveries when it is deemed probable that recovery will occur, and SPS can reasonably estimate the amount or range. SPS has recorded an insurance receivable, net of recoveries received, for $210 million, presented within prepayments and other current assets as of Dec. 31, 2024. While SPS plans to seek recovery of all insured losses, it is unable to predict the ultimate amount and timing of such insurance recoveries.

Marshall Wildfire Litigation — In December 2021, a wildfire ignited in Boulder County, Colorado (Marshall Fire), which burned over 6,000 acres and destroyed or damaged over 1,000 structures. On June 8, 2023, the Boulder County Sheriff’s Office released its Marshall Fire Investigative Summary and Review and its supporting documents (Sheriff’s Report). According to an October 2022 statement from the Colorado Insurance Commissioner, the Marshall Fire is estimated to have caused more than $2 billion in property losses.

According to the Sheriff’s Report, on Dec. 30, 2021, a fire ignited on a residential property in Boulder, Colorado, located in PSCo’s service territory, for reasons unrelated to PSCo’s power lines. According to the Sheriff’s Report, approximately one hour and 20 minutes after the first ignition, a second fire ignited just south of the Marshall Mesa Trailhead in unincorporated Boulder County, Colorado, also located in PSCo’s service territory. According to the Sheriff’s Report, the second ignition started approximately 80 to 110 feet away from PSCo’s power lines in the area.

The Sheriff’s Report states that the most probable cause of the second ignition was hot particles discharged from PSCo’s power lines after one of the power lines detached from its insulator in strong winds, and further states that it cannot be ruled out that the second ignition was caused by an underground coal fire. According to the Sheriff’s Report, no design, installation or maintenance defects or deficiencies were identified on PSCo’s electrical circuit in the area of the second ignition. PSCo disputes that its power lines caused the second ignition.

PSCo is aware of 307 complaints, most of which have also named Xcel Energy Inc. and Xcel Energy Services Inc. as additional defendants, relating to the Marshall Fire. The complaints are on behalf of at least 4,087 plaintiffs. The complaints generally allege that PSCo’s equipment ignited the Marshall Fire and assert various causes of action under Colorado law, including negligence, premises liability, trespass, nuisance, wrongful death, willful and wanton conduct, negligent infliction of emotional distress, loss of consortium and inverse condemnation. In addition to seeking compensatory damages, certain of the complaints also seek exemplary damages.

In September 2023, the Boulder County District Court Judge consolidated the pending lawsuits into a single action for pretrial purposes and has subsequently consolidated additional lawsuits that have been filed. At the case management conference in February 2024, a trial date was set for September 2025. Discovery is now underway.

In September 2024, the Judge presiding over the consolidated cases in Boulder County issued an order regarding the trial that resolves, on a preliminary basis, certain disputes over the structure of the September 2025 trial. The Court ruled that all Plaintiffs should be bound by a trial on liability unless they opt-out with good cause. The Court also ruled that liability and damages should be largely or entirely tried separately, meaning that common questions of law and fact regarding liability would be decided first, and a majority or all of the damages phase will occur separately following the liability phase of trial. The individual plaintiffs filed a motion for reconsideration of the opt-out portion of this order, which the Court denied in November 2024, confirming that plaintiffs will have to demonstrate good cause in order to opt out of the trial. The Court also denied PSCo’s request for a change in venue, ruling that the trial will take place in Boulder County.

Colorado courts do not apply strict liability in determining an electric utility company’s liability for fire-related damages. For inverse condemnation claims, Colorado courts assess whether a defendant acted with intent to take a plaintiff’s property or intentionally took an action which has the natural consequence of taking the property. For negligence claims, Colorado courts look to whether electric power companies have operated their system with a heightened duty of care consistent with the practical conduct of its business, and liability does not extend to occurrences that cannot be reasonably anticipated.

Colorado law does not impose joint and several liability in tort actions. Instead, under Colorado law, a defendant is liable for the degree or percentage of the negligence or fault attributable to that defendant, except where the defendant conspired with another defendant. A jury’s verdict in a Colorado civil case must be unanimous. Under Colorado law, in a civil action filed before Jan. 1, 2025, other than a medical malpractice action, the total award for noneconomic loss is capped at $0.6 million per defendant unless the court finds justification to exceed that amount by clear and convincing evidence, in which case the maximum doubles.

Colorado law caps punitive or exemplary damages to an amount equal to the amount of the actual damages awarded to the injured party, except the court may increase any award of punitive damages to a sum up to three times the amount of actual damages if the conduct that is the subject of the claim has continued during the pendency of the case or the defendant has acted in a willful and wanton manner during the action which further aggravated plaintiff’s damages.

In the event Xcel Energy Inc. or PSCo was found liable related to this litigation and were required to pay damages, such amounts could exceed our insurance coverage of approximately $500 million and have a material adverse effect on our financial condition, results of operations or cash flows. However, due to uncertainty as to the cause of the fire and the extent and magnitude of potential damages, Xcel Energy Inc. and PSCo are unable to estimate the amount or range of possible losses in connection with the Marshall Fire.

Note 6. Non-GAAP Reconciliation

Xcel Energy’s reported earnings are prepared in accordance with GAAP. Xcel Energy’s management believes that ongoing earnings, or GAAP earnings adjusted for certain items, reflect management’s performance in operating the company and provides a meaningful representation of the underlying performance of Xcel Energy’s core business. In addition, Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, reporting of results to the Board of Directors and when communicating its earnings outlook to analysts and investors. This non-GAAP financial measure should not be considered as an alternative to measures calculated and reported in accordance with GAAP.

Earnings Adjusted for Certain Items (Ongoing Earnings)

Reconciliation of GAAP earnings (net income) to ongoing earnings:

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(Millions of Dollars)	2024	2023	2024	2023
GAAP net income	$464	$409	$1,936	$1,771
Loss on Comanche Unit 3 litigation	—	1	—	35
Workforce reduction expenses	—	72	—	72
Sherco Unit 3 2011 outage refunds	1	—	47	—
Less: tax effect of adjustment	—	(19)	(13)	(27)
Ongoing earnings (a)	$464	$463	$1,969	$1,851
(a)Amounts may not add due to rounding.

Reconciliation of GAAP EPS to ongoing EPS by operating company:

	Twelve Months Ended Dec. 31, 2024			Twelve Months Ended Dec. 31, 2023
Earnings (Loss) Per Share	GAAP Diluted EPS	Impact of Adjustments	Ongoing Diluted EPS	GAAP Diluted EPS	Impact of Adjustments	Ongoing Diluted EPS
NSP-Minnesota	$1.41	$0.06	$1.47	$1.28	0.04	$1.32
PSCo (a)	1.39	—	1.39	1.26	$0.08	1.33
SPS	0.70	—	0.70	0.70	0.01	0.71
NSP-Wisconsin	0.24	—	0.24	0.25	—	0.25
Earnings from equity method investments — WYCO	0.03	—	0.03	0.04	—	0.04
Regulated utility (a)	3.76	0.06	3.83	3.52	0.14	3.66
Xcel Energy Inc. and Other	(0.33)	—	(0.33)	(0.31)	—	(0.31)
Total (a)	3.44	0.06	3.50	3.21	0.14	3.35
(a)Amounts may not add due to rounding.

Adjustments to GAAP net income include:

Sherco Unit 3 2011 Outage Refunds — NSP-Minnesota’s Sherco Unit 3 experienced an extended outage following a 2011 incident which damaged its turbine. In October 2024, following contested case procedures, the MPUC ordered a customer refund of $46 million for replacement power incurred during the outage.

Comanche Unit 3 Litigation — In the third quarter of 2023, PSCo recognized a non-recurring $34 million charge as a result of a jury verdict in Denver County District Court awarding CORE Electric Cooperative lost power damages and other costs.

Workforce Reduction — In 2023, Xcel Energy implemented workforce actions to align resources and investments with our evolving business and customer needs and streamline the organization for long-term success. Xcel Energy initiated a Voluntary Retirement Program, under which approximately 400 eligible non-bargaining employees retired. Xcel Energy also eliminated approximately 150 non-bargaining employees through an involuntary severance program. Workforce reduction expenses of $72 million were recorded in the fourth quarter of 2023.

Note 7. Earnings Guidance and Long-Term EPS and Dividend Growth Rate Objectives

Xcel Energy 2025 Earnings Guidance — Xcel Energy’s 2025 ongoing earnings guidance is a range of $3.75 to $3.85 per share.(a)

Key assumptions as compared with 2024 actual levels unless noted:
•Constructive outcomes in all pending rate case and regulatory proceedings, including requests for deferral of incremental insurance costs associated with wildfire risk and recovery of O&M costs associated with wildfire mitigation plans.
•Normal weather patterns for the year.
•Weather-normalized retail electric sales are projected to increase ~3%.
•Weather-normalized retail firm natural gas sales are projected to increase ~1%.
•Capital rider revenue is projected to increase $260 million to $270 million (net of PTCs).
•O&M expenses are projected to increase ~3%.
•Depreciation expense is projected to increase approximately $210 million to $220 million.
•Property taxes are projected to increase $55 million to $65 million.
•Interest expense (net of AFUDC - debt) is projected to increase $165 million to $175 million, net of interest income.
•AFUDC - equity is projected to increase $110 million to $120 million.

(a)Ongoing earnings is calculated using net income and adjusting for certain nonrecurring or infrequent items that are, in management’s view, not reflective of ongoing operations. Ongoing earnings could differ from those prepared in accordance with GAAP for unplanned and/or unknown adjustments. As Xcel Energy is unable to quantify the financial impacts of any additional adjustments that may occur for the year, we are unable to provide a quantitative reconciliation of the guidance for ongoing EPS to corresponding GAAP EPS.

Long-Term EPS and Dividend Growth Rate Objectives — Xcel Energy expects to deliver an attractive total return to our shareholders through a combination of earnings growth and dividend yield, based on the following long-term objectives:
•     Deliver long-term annual EPS growth of 6% to 8% based off of $3.55 per share (the mid-point of 2024 original ongoing earnings guidance of $3.50 to $3.60 per share).
•    Deliver annual dividend increases of 4% to 6%.
•     Target a dividend payout ratio of 50% to 60%.
•     Maintain senior secured debt credit ratings in the A range.

XCEL ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE SUMMARY (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended Dec. 31
	2024	2023
Operating revenues:
Electric and natural gas	$3,105	$3,414
Other	15	28
Total operating revenues	3,120	3,442

Net income	$464	$409

Weighted average diluted common shares outstanding	576	554

Components of EPS — Diluted
Regulated utility	$0.85	$0.84
Xcel Energy Inc. and other costs	(0.05)	(0.10)
GAAP diluted EPS (a)	$0.81	$0.74
Loss on Comanche Unit 3 litigation (See Note 6)	—	—
Workforce reduction expenses (See Note 6)	—	0.09
Sherco Unit 3 2011 outage refunds (See Note 6)	—	—
Ongoing diluted EPS (a)	$0.81	$0.83

Book value per share	$33.88	$31.79
Cash dividends declared per common share	0.5475	0.52

	Twelve Months Ended Dec. 31
	2024	2023
Operating revenues:
Electric and natural gas	$13,377	$14,091
Other	64	115
Total operating revenues	13,441	14,206

Net income	$1,936	$1,771

Weighted average diluted common shares outstanding	563	552

Components of EPS — Diluted
Regulated utility	$3.76	$3.52
Xcel Energy Inc. and other costs	(0.33)	(0.31)
GAAP diluted EPS (a)	$3.44	$3.21
Loss on Comanche Unit 3 litigation (See Note 6)	—	0.05
Workforce reduction expenses (See Note 6)	—	0.09
Sherco Unit 3 2011 outage refunds (See Note 6)	0.06	—
Ongoing diluted EPS (a)	$3.50	$3.35

Book value per share	$34.65	$31.90
Cash dividends declared per common share	2.19	2.08

(a) Amounts may not add due to rounding.